EXHIBIT NO. 99

Supplemental Segment Information
In thousands	Three Months Ended January 31,		Nine Months Ended January 31,
	2001	2000	2001	2000
Orders Received:
Sign Making & Specialty Graphics	$ 63,838	$ 70,228	$201,037	$220,381
Apparel & Flexible Materials	47,894	55,984	145,019	165,389
Ophthalmic Lens Processing	21,791	22,308	66,010	71,077

	$133,523	$148,520	$412,066	$456,847
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	January 31, 2001	April 30, 2000
Backlog:
Sign Making & Specialty Graphics	$ 1,836	$ 4,504
Apparel & Flexible Materials	36,011	34,897
Ophthalmic Lens Processing	3,975	5,844

	$ 41,822	$ 45,245
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